Exhibit 99.1

Greenway Technologies Inc. Announces Board Change and Update on Shareholder Committee

FORT WORTH, Texas, February 21, 2019

Greenway Technologies, Inc. (OTCQB: GWTI), today announced that D. Patrick Six has resigned from the GWTI Board of Directors effective immediately. Mr. Six joined the Board in April, 2017.

In addition, GWTI has received a letter signed by Mr. Six announcing Mr. Six’s resignation from the Greenway Technology Shareholder Committee effective immediately. Mr. Six’s name was included in a proposed alternative slate of directors in proxy materials recently mailed to GWTI shareholders by the Committee. This slate is not endorsed by the GWTI Board nor its management. The letter, signed by Mr. Six, also ordered the Committee to remove Mr. Six’s name from the slate of nominees to serve as a director and to cease and desist using Mr. Six’s EDGAR number and/or credentials.

Ray Wright, Chairman of the GWTI Board of Directors, stated that “the Company intends to proceed with an Annual shareholder meeting and to vote on a slate of directors that can help advise the Company as it moves forward. In addition,” he said “shareholders will also vote on a proposal to increase the Company’s share authorization to raise needed capital to fund ongoing operations and to proceed with the G-Reformer® certification and commercialization as well as F-T development.”

GWTI plans to announce details regarding the Shareholder meeting shortly.

About Greenway Technologies, Inc.

Based in Arlington, Texas, Greenway Technologies through its wholly owned subsidiary, Greenway Innovative Energy is engaged in the research and development of economical small-scale gas-to-liquids (GTL) syngas conversion systems that can be scaled to meet field requirements. The company’s patented technology has been realized in its recently completed first-generation commercial G-Reformer® unit, a unique component used to convert natural gas into synthesis gas and, when combined with a Fischer-Tropsch reactor and catalyst, to create liquid fuels. The G-Reformer® can be field-deployed to process a variety of natural gas streams including pipeline gas, associated gas, flared gas, vented gas, coal-bed methane, or biomass to produce fuels including diesel, jet fuel, methanol, and gasoline. These fuels, derived from natural gas, are incrementally cleaner than similar petroleum-based fuels.

The company was formerly known as UMED Holdings, Inc. and changed its name to Greenway Technologies, Inc. (OTCQB: GWTI) in June 2017.

For more information about GWTI, visit www.gwtechinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the Company's SEC filings. These risks and uncertainties could cause the Company's actual results to differ materially from those indicated in the forward-looking statements.

The information found in this Press Release does not and shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction based upon the information found in this Press Release.

Investors & Analysts Contact:

Greenway Investor Relations

800-289-2515

ir@gwtechinc.com

SEC Filings can be found at:

http://gwtechinc.com/SEC-filings/

Greenway Technologies, Inc.

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